                            ELECTRO RENT CORPORATION
                            6060 SEPULVEDA BOULEVARD
                        VAN NUYS, CALIFORNIA 91411-2512

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

     The Annual Meeting of Shareholders of ELECTRO RENT CORPORATION, a California corporation, will be held on Thursday, October 3, 1996, at 10:00 o'clock A.M., local time, at the principal office of the corporation, 6060 Sepulveda Boulevard, Van Nuys, California 91411-2512. At this meeting or any adjournment or adjournments thereof, the Shareholders will:

          1. Elect a Board of seven directors. The names of nominees intended to be presented by management for election are set forth in the Proxy Statement.

          2. Vote to approve the Electro Rent Corporation 1996 Stock Option
     Plan.

          3. Vote to approve the Electro Rent Corporation 1996 Director Option Plan.

          4. Vote to approve the selection of Arthur Andersen LLP as the Company's independent public accountants.

          5. Act upon such other business as may lawfully come before said meeting.

     The Board of Directors has fixed August 9, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at said Annual Meeting, or any adjournment or adjournments thereof. All shareholders are urged to attend the meeting. In order to assure the presence of a quorum, whether you expect to be present personally or not, please sign and mail immediately the enclosed proxy. You have full power to revoke it at any time before it is exercised by giving written notice to the Company.

                                          Steven Markheim, Secretary

DATED: August 23, 1996

                                   IMPORTANT

     IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES THAT YOU HOLD. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IMMEDIATELY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING. IF YOU ARE PRESENT AND VOTE AT THE MEETING YOUR SHARES WILL NOT BE VOTED BY THE PROXY.

                            ELECTRO RENT CORPORATION
                            6060 SEPULVEDA BOULEVARD
                        VAN NUYS, CALIFORNIA 91411-2512

                                PROXY STATEMENT

SOLICITATION AND REVOCATION OF PROXY

     The enclosed proxy IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ELECTRO RENT CORPORATION (the "Company") in connection with the Annual Meeting of Shareholders to be held on Thursday, October 3, 1996 as stated in the foregoing notice. The cost of solicitation of proxies will be borne by the Company. Proxies will be solicited by mail. The person giving the proxy has the power to revoke it before it is exercised by giving written notice of revocation to the Company.

VOTING SECURITIES

     The Board of Directors of the Company (the "Board") has fixed August 9, 1996 as the Record Date for the determination of shareholders entitled to vote at the Annual Meeting or any adjournment or adjournments thereof. The Company has issued and outstanding on the Record Date, 11,927,846(1) shares of Common Stock without par value. Holders of Common Stock have full voting rights, one vote for each share held of record. In the election of directors, shareholders are entitled to cumulate their votes provided the name of the candidate or candidates for whom such votes would be cast has been placed in nomination prior to the voting and any shareholder has given notice at the meeting prior to the voting of such shareholder's intention to cumulate his votes.

     If voting for directors is conducted by cumulative voting, the proxy holders will have discretionary authority to cumulate votes among the nominees with respect to whom authority was not withheld or if the proxy was not marked or was marked for all nominees. In any event, the proxies may be voted for less than the entire number of nominees if, in the opinion of the proxy holders, such action is necessary or desirable.

     The candidates receiving the highest number of votes of shares entitled to be voted for them, up to the number of directors to be elected, shall be elected.

- ---------------

(1) The number of shares here and throughout the Proxy Statement is adjusted to reflect the three-for-two stock split effected in the form of a 50% stock dividend declared July 13, 1995 payable August 18, 1995 to Shareholders of record July 31, 1995.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth as of the Record Date the holdings of each person who was known to the Company to own of record and beneficially 5% or more of the Company's outstanding Common Stock and by all directors and officers as a group:

                                                                        AMOUNT
                                                                     BENEFICIALLY     PERCENT OF
                          NAME AND ADDRESS(1)                           OWNED         CLASS (3)
    ---------------------------------------------------------------  ------------     ----------
    Daniel Greenberg...............................................     1,557,260(2)     13.98%
    Phillip Greenberg..............................................     1,188,413         9.96%
    T. Rowe Price Associates, Inc..................................     1,122,250         9.41%
      100 East Pratt Street
      Baltimore, Maryland 21202
    Private Capital Management.....................................     1,109,150         9.30%
      3003 Tamiami Trail North
      Naples, Florida 33940
    Daniel Greenberg and Harold Easton,............................       692,815         5.81%
      Trustees Under the Will of
      Mayer Greenberg, Deceased
    Dimensional Fund Advisors......................................       604,306         5.07%
      1299 Ocean Avenue, Suite 650
      Santa Monica, California 90401
    Officers and Directors as a
      Group (14 Persons)...........................................     1,750,066(4)     18.41%

- ---------------

(1) The address of each shareholder is 6060 Sepulveda Boulevard, Van Nuys, California 91411-2512, unless otherwise set forth.

(2) The 1,557,260 shares do not include (a) 692,815 shares in the Mayer Greenberg Trust which Daniel Greenberg has the right to vote as co-trustee of the Trust; (b) 128,174 shares underlying options currently exercisable by Mr. Greenberg; (c) 102,089 shares held by the Electro Rent Corporation Employee Stock Ownership Plan (ESOP); and (d) 30,748 shares held by The Mayer Greenberg Foundation which Daniel Greenberg has the right to vote.

(3) Any shares which are available under options which are currently exercisable or which will become exercisable by October 3, 1996 have been deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by such person, but are not deemed outstanding for the purpose of computing the percentage of shares owned by any other person.

(4) Does not include 545,865 shares underlying currently exercisable options held by officers and directors or 217,674 shares held by the ESOP for such officers and directors. Excludes 479,635 shares held by the Trusts under the Will of Louis W. Corwin of which Mr. Weitzman is a trustee, 18,813 shares held by Mr. Weitzman as trustee for two of his adult children, and 9,409 shares held by one of his adult children as custodian for one of his minor children.

ELECTION OF DIRECTORS

     The Board has nominated for election as directors the following seven persons to serve until the next annual meeting of shareholders and until their respective successors are elected and qualify. The proxies will be voted in favor of these nominees unless the contrary is indicated on the proxy. Each of the nominees is now a director of the Company. None of the nominees is related by blood, marriage or adoption to any other nominee or any executive officer of the Company.

     Each of the incumbent directors was elected by the shareholders at the annual meeting of shareholders held on October 5, 1995.

     The schedule below sets forth with respect to each nominee for election as a director his or her age, the date when he or she first became a director, the number of shares of Common Stock of the Company he or she owned beneficially as of the Record Date, his or her principal occupation and his or her business experience during the past five years.

                      NAME AND PRINCIPAL                            DIRECTOR     COMMON SHARES
                          OCCUPATION                        AGE      SINCE           OWNED
    ------------------------------------------------------  ---     --------     -------------
    GERALD D. BARRONE(1)..................................  65        1987             1,500
      Director of Coast Federal Bank
    NANCY Y. BEKAVAC(2)...................................  48        1992               200
      President, Scripps College
    DANIEL GREENBERG......................................  55        1976         1,557,260(3)
      Chief Executive Officer and Chairman of the Board of
      Directors of the Company for more than five years
    JOSEPH J. KEARNS......................................  54        1988               883
      Vice President and Chief Financial Officer of the J.
      Paul Getty Trust for more than five years
    MICHAEL R. PEEVEY(4)..................................  58        Jan.               -0-
      President, New Energy Ventures, Inc.                            1995
    WILL RICHESON, JR.(5).................................  72        1989             2,000
      Consultant
    WILLIAM WEITZMAN......................................  57        1974           147,180(6)
      President and Chief Operating Officer of the Company
      for more than five years

- ---------------

(1) From March 1987 to December 1991 Mr. Barrone was president, chief operating officer and a director of Coast Federal Bank. Prior to January 1987, he was president, chief executive officer and a director of Fidelity Federal Savings and Loan Association and Citadel Holding Corporation.

(2) Ms. Bekavac has been president of Scripps College since 1990. From 1988 to 1990 she was counselor to the president of Dartmouth College.

(3) See "Principal Shareholders."

(4) From 1986 to 1990 Mr. Peevey was executive vice president, Southern California Edison Company. From 1990 to 1993 he was president and a director, SCEcorp and Southern California Edison Company. From 1993 to 1995 he was a consultant with Winner/Wagner & Associates, and a consultant for Southern California Edison Company. He is a director of Dames and Moore and Amerigon, Inc.

(5) From 1985 to 1988 Mr. Richeson was a partner of Riordan, Freeman & Spogli, an investment banking firm. From 1977 to 1985 he was chairman, president and chief executive officer of the corporate finance subsidiary of Security Pacific Corporation.

(6) These shares are held in a revocable family trust and do not include 96,829 shares held by the ESOP.

EXECUTIVE OFFICERS

     The schedule below sets forth the name, age and office or offices of each executive officer of the Company. In each instance the officer holds office at the will of the Board. No executive officer is related by blood, marriage or adoption to any other executive officer, director or nominee for director. Each executive officer other than Dennis M. Clark has been employed by the Company for more than five years.

                                                                                     HELD OFFICE OR
        NAME           AGE                     OFFICE OR OFFICES                     OFFICES SINCE
- ---------------------  ----    --------------------------------------------------    --------------
Daniel Greenberg         55    Chairman of the Board of Directors and Chief               1979
                               Executive Officer
William Weitzman         57    President and Chief Operating Officer                      1982
Gary B. Phillips         44    Senior Vice President                                      1983
Steven Markheim          43    Vice President, Administration and Secretary               1987
Raymond A. Fisk          47    Vice President, Field Operations                           1987
Craig R. Jones           50    Vice President and Chief Financial Officer                 1990
Richard E. Bernosky      40    Vice President, Product Management                         1993
Dennis M. Clark (1)      42    Vice President, Sales -- Western Region                    1994
Thomas A. Curtin         43    Vice President, Sales -- Eastern Region                    1994

- ---------------

(1) Mr. Clark has been employed by the Company since August 1992. From 1979 to 1989 and from 1990 to 1992 he was Vice President, Sales for Data Preference, Inc. From 1989 to 1990 he was Vice President, Sales and Marketing for Unisync, Inc.

BOARD OF DIRECTORS AND COMMITTEES

     The Board meets quarterly and also takes action as required by unanimous written consent.

     The Board has three standing committees: Audit Committee, Compensation Committee and Stock Option Committee. The members of the three committees are all non-employee directors. The Company does not have a nominating committee.

     Audit Committee. The Audit Committee is responsible for recommending to the Board the engagement of independent public accountants for the Company and reviewing with the independent public accountants the plan and results of the auditing engagement. The Committee also reviews with management and with the Board the scope of the internal audit and any action taken in response to the recommendations of the independent public accountants. The members of the Audit Committee were: Joseph J. Kearns, Chairman, Gerald D. Barrone, Nancy Y. Bekavac, Michael R. Peevey and Will Richeson, Jr. The Audit Committee met two times during the past fiscal year.

     Compensation Committee. The Compensation Committee reviews the compensation of officers and key employees and recommends to the Board amounts of or changes in compensation including bonuses, stock options and other management incentives. All recommendations of the Compensation Committee are subject to approval and action by the Board. The members of the Compensation Committee were: Will Richeson, Jr., Chairman, Gerald D. Barrone, Nancy Y. Bekavac, Joseph
J. Kearns and Michael R. Peevey. The Compensation Committee met twice during the past fiscal year.

     Stock Option Committee. The Stock Option Committee currently grants options under the Company's 1990 Stock Option Plan. It formerly granted options under the Company's 1980 Stock Option Plan. The members of the Stock Option Committee were: Gerald D. Barrone, Chairman, Nancy Y. Bekavac and Joseph J. Kearns. The Stock Option Committee met twice during the past fiscal year.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934.

     The Company reports that based solely upon a review of prescribed forms furnished to it, no director, officer or 10 percent shareholder of the Company has failed to file on a timely basis the filings called for by Section 16(a) of the Securities Exchange Act of 1934, except that Nancy Y. Bekavac was late in filing one report covering the purchase of 200 shares of Company stock.

TRANSACTIONS WITH MANAGEMENT

     Daniel Greenberg, chairman of the board and chief executive officer of the Company, individually and through a corporation which he controls, rents approximately 3,750 square feet of space in the Company's building at rates comparable to those paid by other third party tenants.

     As an inducement to the Company to enter into an equipment lease with Advanced Media Systems, LLC, Mr. Greenberg personally guaranteed the lease obligations. He has a membership interest in the limited liability company.

                   EXECUTIVE COMPENSATION AND RELATED MATTERS

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning annual and long-term compensation paid by the Company to its chief executive officer and to each of the other four most highly compensated executive officers (the Named Executive Officers) for their services to the Company and its subsidiaries in all capacities for the fiscal years ended May 31, 1996, 1995 and 1994:

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM COMPENSATION
                                                                           --------------------------------------
                                             ANNUAL COMPENSATION                    AWARDS
                                     -----------------------------------   -------------------------    PAYOUTS
                                                           OTHER ANNUAL     RESTRICTED                 ----------     ALL OTHER
          NAME AND                                         COMPENSATION       STOCK                       LTIP      COMPENSATION
     PRINCIPAL POSITION       YEAR   SALARY($)  BONUS($)      ($)(1)       AWARD(S)($)    OPTIONS(#)   PAYOUTS($)      ($)(2)
- ----------------------------  ----   --------   --------   -------------   ------------   ----------   ----------   -------------
Daniel Greenberg              1996   $330,000   $300,000         0               0               0          0          $22,499
  Chairman of the Board       1995    320,000    205,000         0               0               0          0           17,119
  and Chief Executive         1994    310,000    160,000         0               0               0          0           16,295
    Officer
William Weitzman              1996   $280,000   $275,000         0               0               0          0          $20,664
  President and               1995    270,000    185,000         0               0               0          0           16,493
  Chief Operating Officer     1994    260,000    140,000         0               0               0          0           15,100
Gary B. Phillips              1996   $173,500   $150,000         0               0          30,000          0          $10,319
  Senior Vice President       1995    165,000    100,000         0               0               0          0            9,238
                              1994    157,500     80,000         0               0               0          0            7,779
Steven Markheim               1996   $145,000   $ 90,000         0               0          20,000          0          $ 9,107
  Vice President              1995    135,000     55,000         0               0               0          0            7,922
  and Secretary               1994    125,000     40,000         0               0               0          0            6,618
Craig R. Jones                1996   $125,000   $ 35,000         0               0               0          0          $ 9,042
  Vice President and          1995    120,000     25,000         0               0               0          0            6,697
  Chief Financial Officer     1994    116,500     10,000         0               0               0          0            6,021

- ---------------

(1) The value of perquisites and other personal benefits has not been included for the fiscal years 1996, 1995 and 1994, since the value of such benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for any individual named.

(2) All Other Compensation for fiscal year 1996 includes the following for Messrs. Greenberg, Weitzman, Phillips, Markheim and Jones, (i) Company matching contributions to the 401(k) Savings Plan of $8,084; $8,084; $7,165; $6,130 and $8,084 for each Named Executive Officer, respectively, (ii) Company contributions to the Supplemental Executive Retirement Plan of $9,612; $8,132; $2,583; $2,422 and $113 on behalf of each of the Named
    Executive Officers, respectively, to match a portion of 1996 pretax elective deferral contributions (included under salary) made by each person to such plan, and (iii) Company payments of term life insurance premiums of $4,803; $4,448; $571; $555 and $845 on behalf of each of the Named Executive Officers, respectively.

OPTION GRANTS IN LAST FISCAL YEAR.

     The table below shows information regarding grants of stock options made to the Named Executive Officers under the Company's 1990 Stock Option Plan during the fiscal year ended May 31, 1996. The amounts shown for each of the Named Executive Officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of 5% and 10% over the full five or ten year term of the options. The amounts of potential realizable values for all shareholders for the corresponding increases in the market value of 11,922,000 outstanding shares of the Company's stock held by all shareholders as of August 9, 1996, at the 5% and 10% assumed annualized rates over a term of 10 years would total approximately $128.4 million and $325.4 million, respectively. No gain for optionees is possible without an increase in stock price which will benefit all shareholders proportionately. These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable SEC regulations. Actual gains, if any, on option exercises and Company stockholdings are dependent on the future performance of the Company's stock and overall stock market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS(1)
                           ----------------------------------------------------            POTENTIAL
                                          PERCENT                                     REALIZABLE VALUE AT
                                          OF TOTAL                                  ASSUMED ANNUAL RATES OF
                                          OPTIONS                                      STOCK APPRECIATION
                                         GRANTED TO     EXERCISE                       FOR OPTION TERM(1)
                            OPTIONS     EMPLOYEES IN     OR BASE     EXPIRATION     ------------------------
          NAME             GRANTED(#)   FISCAL YEAR    PRICE($/SH)      DATE          5%($)         10%($)
- -------------------------  ----------   ------------   -----------   ----------     ---------      ---------
Daniel Greenberg.........     None
William Weitzman.........     None
Gary B. Phillips.........    30,000         42.86%       $  17.125     10/04/05     $ 323,095      $ 818,785
Steven Markheim..........    20,000         28.57%       $  17.125     10/04/05     $ 215,396      $ 545,857
Craig R. Jones...........     None

- ---------------

(1) Except for Mr. Greenberg, all stock options are awarded at the fair market value of shares of the Company's stock at the date of award, have a term of ten years, and become exercisable as follows: 25 percent after one year, 50 percent after two years, 75 percent after three years, and 100 percent after four years. Because Mr. Greenberg is a 10% shareholder of the Company, his options are required to be granted at 110% of the fair market value, and the options granted to him may not be exercisable after five years from the date of grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES.

     The following table summarizes for each of the Named Executive Officers the number of stock options exercised during the fiscal year ended May 31, 1996, and the aggregate dollar value realized upon exercise, the total number of unexercised options held at May 31, 1996, and the aggregate dollar value of in-the-money, unexercised options held at May 31, 1996. Value realized upon exercise is the difference between the fair market value of the underlying stock on the exercise date and the exercise or base price of the option. Value of unexercised, in-the-money options at fiscal yearend is the difference between its exercise or base price and the fair market value of the underlying stock on May 31, 1996, which was $24.75 per share. These values, unlike the amounts set forth in the column headed "Value Realized," have not been, and may never be, realized. The underlying options have not been, and may not be, exercised; actual gains, if any, on exercise will depend on the value of the Company's stock on the date of exercise. There can be no assurance that these values will be realized.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                OPTIONS AT FISCAL YEAR-        IN-THE-MONEY OPTIONS
                                   SHARES                               END(#)               AT FISCAL YEAR-END($)(1)
                                  ACQUIRED         VALUE      ---------------------------   ---------------------------
            NAME               ON EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- -----------------------------  --------------   -----------   -----------   -------------   -----------   -------------
Daniel Greenberg.............      79,015       $ 1,235,814     128,174         14,063      $ 2,539,655     $ 246,210
William Weitzman.............       5,500       $    85,502     199,438         14,063      $ 3,930,763     $ 255,469
Gary B. Phillips.............      16,500       $   235,111      59,438         38,438      $ 1,123,702     $ 382,032
Steven Markheim..............       5,000       $    85,394      45,625         25,625      $   865,857     $ 254,688
Craig R. Jones...............      10,125       $    96,937      25,313          2,813      $   481,563     $  51,094

- ---------------

(1) In-the-Money Options are those where the fair market value of the underlying securities exceeds the exercise or base price of the option.

FIVE YEAR STOCK PERFORMANCE GRAPH.

     The graph below reflects a comparison of the cumulative total shareholder return on the Company's common stock with the NASDAQ(US) and the S & P High Technology-Composite indices, respectively, for the five year period commencing May 31, 1991 through May 31, 1996. The graph assumes that the value of the investment in the Company's common stock and in each index was $100 at May 31, 1991 and all dividends were reinvested. The comparisons in this table are required by the SEC and, therefore, are not intended to forecast or be necessarily indicative of actual future returns on the Company's common stock.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                     VALUE OF $100 INVESTED ON MAY 31, 1991
                           FISCAL YEARS ENDED MAY 31

        MEASUREMENT PERIOD           ELECTRO RENT COR-    S & P HIGH TECH      NASDAQ STOCK
      (FISCAL YEAR COVERED)              PORATION            COMPOSITE          MARKET - US
1991                                        100                 100                 100
1992                                        160                 101                 117
1993                                        138                 116                 141
1994                                        192                 130                 149
1995                                        305                 188                 177
1996                                        514                 249                 257

  CEO COMPENSATION.

     Daniel Greenberg, CEO of the Company, is employed pursuant to an Executive Employment Agreement with the Company originally entered into in 1986, amended in 1988 and further amended and restated in July 1992. In its present form the Agreement provides for a rolling three year term at a base salary of not less than $300,000 subject to being adjusted annually based upon the consumer price index and may be increased at any time by the Board or its Compensation Committee. It provides that the CEO shall be entitled to receive bonuses and incentive compensation each year in addition to his base salary. In determining the amount of the bonus and incentive compensation the Agreement provides that the Board shall consider all pertinent factors including those specifically enumerated in the Agreement. The Agreement provides that the CEO shall receive employee benefits comparable to those provided to the Company's senior executives, and to certain payments and benefits in the event of the CEO's involuntary termination including such termination following a change of control.

     For the fiscal year ended May 31, 1996 the CEO was paid base salary of $330,000 plus a bonus of $300,000. He received fringe benefits comparable to those received by salaried employees generally, and perquisites which in the aggregate did not exceed 10% of his base compensation and bonus.

     On December 29, 1995, January 9, 1996, and January 11, 1996 the CEO exercised 3,000, 65,659 and 10,356 stock options, respectively, previously granted to him under the Company's 1990 Stock Option Plan.

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

     The following members of the Board served as members of the Compensation Committee during the last completed fiscal year: Will Richeson, Jr., Chairman, Gerald D. Barrone, Nancy Y. Bekavac, Joseph J. Kearns and Michael R. Peevey.

     No member of the Compensation Committee is or was an officer or employee of the Company or any of its subsidiaries or divisions.

     No member of the Compensation Committee is related to any other member of the Committee, of any member of the Board, or any executive officer of the Company by blood, marriage or adoption.

  COMPENSATION OF DIRECTORS.

     Each non-employee director of the Company is compensated for his or her services as a director at the rate of $14,000 per year plus $800 for each board meeting which he or she attends and for each meeting of the Compensation and Audit Committee which he or she attends as a member of either or both of said committees.

     Directors who are employees receive no additional compensation for their services as directors.

                      REPORT OF THE COMPENSATION COMMITTEE
                         AND THE STOCK OPTION COMMITTEE

     The Compensation Committee makes recommendations to the Board respecting compensation for the Company's executives including the Chief Executive Officer and the President. It also makes recommendations to the Stock Option Committee respecting the grant of stock options to the executives.

  COMPENSATION PHILOSOPHY.

     In designing its compensation programs, the Company follows its belief that compensation should reflect the value created for shareholders while supporting the Company's strategic goals. In doing so, the compensation programs reflect the following principles:

     - Compensation should be meaningfully related to the value created for shareholders.

     - Compensation programs should support the short- and long-term strategic goals and objectives of the Company.

     - Compensation programs should reflect and promote the Company's values, and reward individuals for outstanding contributions to the Company's success.

     - Short- and long-term compensation play a critical role in attracting and retaining well-qualified executives.

     Executive compensation has consisted of three parts: base compensation, bonuses and stock options.

     In recommending base compensation the Compensation Committee has periodically called upon compensation consultants to submit compensation data from comparable companies. The Committee has recommended bonus awards on an annual basis taking into consideration all relevant factors including the performance of the particular executive and the success of management generally in carrying out the objectives of the Company. For example, during the past fiscal year the Company increased net income by 49% and achieved a 17% return on equity, resulting in a 69% share price increase. The Committee regarded this as a creditable performance on the part of management justifying appropriate bonuses.

  COMPENSATION PROCEDURE.

     In the first quarter of each fiscal year the Compensation Committee meets to review executive compensation and to make recommendations for executive bonuses for the fiscal year ended the preceding May 31st and base compensation for the then current fiscal year.

     The Chief Executive Officer and the President give the Compensation Committee a report and recommendation respecting each of the executives other than themselves. They also supply the Compensation Committee with whatever information the Compensation Committee requests concerning their own performance and any other aspects of the Company's operations which might be relevant in fixing or recommending compensation for the Chief Executive Officer and the President. Those two officers absent themselves from the meeting in which their compensation is being fixed or recommended by the Compensation Committee.

     The Compensation Committee makes its recommendations to the Board. The Board fixes the compensation by appropriate resolutions. In most instances the Board follows the recommendations of the Compensation Committee. The Chief Executive Officer and the President, both of whom are members of the Board, do not participate in the Board's consideration of their compensation and absent themselves when their compensation is being considered and voted upon.

  THE CHIEF EXECUTIVE OFFICER AND THE PRESIDENT.

     In 1986 the Company entered into written Executive Employment Agreements with Daniel Greenberg, the Chief Executive Officer, and with William Weitzman, the President. The Agreements were amended in November 1988 and were further amended and restated in July 1992.

     In their present form the Agreements provide for a three year rolling term at a base salary of not less than $300,000 for the Chief Executive Officer and not less than $250,000 for the President. Base salary is adjusted annually based upon the consumer price index and may be increased at any time by the Board or its Compensation Committee.

     The Agreements provide that the Executive shall be entitled to receive bonuses and incentive compensation each year in addition to his base salary. In determining the amount of such bonus and incentive compensation, consideration is to be given to all pertinent factors including, but not limited to, the following:

        ". . . historic policies and practices, business revenues, business profits, the quality of the Executive's performance and the value of his contributions to the Company, the prevailing compensation levels for comparable executive officers in businesses of size, complexity and/or character similar to those of the Company."

     The Executives are also entitled to receive employee benefits comparable to those provided to its senior executives; and to certain payments and benefits in case of the Executive's involuntary termination including such termination following a change of control.

     No other executive officer of the Company is employed pursuant to a formal written employment agreement.

  STOCK OPTION PLANS.

     The Company has two stock option plans: the 1980 Stock Option Plan and the 1990 Stock Option Plan. Options under the 1980 Plan can no longer be granted since the ten year life of the Plan expired. However, options granted under the 1980 Plan which have not expired or been forfeited, are valid and exercisable according to the terms of the respective option grants.

     The 1990 Plan provides for Incentive Stock Options which may only be granted to employees, and for Nonstatutory Stock Options which may be granted to non-employee directors and consultants.

     The Stock Option Committee grants Incentive Stock Options to key employees of the Company, including Company Executives, to encourage proprietary interest in the Company, to encourage such key employees to remain in the employ of the Company and to attract new employees with outstanding qualifications.

     In granting stock options, the Stock Option Committee confers with senior management and with the Compensation Committee.

     During the fiscal year ended May 31, 1996, no stock options were granted to the Chief Executive Officer. Stock options were granted to two of the five highest paid executives as follows: Gary B. Phillips, 30,000 options; Steven Markheim, 20,000 options.

     Directors are granted Nonstatutory Stock Options based upon amendments to the 1990 Plan adopted October 3, 1991 and April 11, 1995 setting forth a formula pursuant to Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 whereby each non-employee director receives 10,125 options the first year of service and 6,750 options the second year of service.

     The members of the Compensation Committee and the Stock Option Committee are not and have not been employees of the Company and are not related to each other or to any executive officer of the Company by blood, marriage or adoption.

                Compensation Committee                Stock Option Committee
        Will Richeson, Jr., Chairman          Gerald D. Barrone, Chairman
        Gerald D. Barrone                     Nancy Y. Bekavac
        Nancy Y. Bekavac                      Joseph J. Kearns
        Joseph J. Kearns
        Michael R. Peevey

                    APPROVAL OF THE ELECTRO RENT CORPORATION
                    1996 STOCK OPTION PLAN (THE "1996 PLAN")

                              STOCK OPTION HISTORY

     The 1980 Stock Option Plan expired by the passage of time. However, options granted under the 1980 Plan prior to its expiration remain in effect and may be exercised according to the terms of the respective grants.

     As of May 31, 1996 a total of 153,500 options were outstanding under the 1980 Plan.

     In 1990 the Company adopted the Electro Rent Corporation 1990 Stock Option Plan (the "1990 Plan") which provides for incentive stock options and nonstatutory stock options. The 1990 Plan provided for a total of 708,750 options (the number being adjusted to reflect subsequent stock splits).

     As of May 31, 1996 a total of 553,810 options were outstanding and a total of 5,094 options were available to be granted under the 1990 Plan.

     The Electro Rent Corporation 1996 Stock Option Plan (the "1996 Plan") was adopted by the Board on April 18, 1996 to enable the Company to grant options after the expiration of the 1990 Plan.

     The Board ordered that the 1996 Plan shall be presented to the vote of the shareholders at the next annual meeting with a recommendation that the shareholders approve the 1996 Plan.

                          DESCRIPTION OF THE 1996 PLAN

INTRODUCTION

     The 1996 Plan provides for the granting of options for not to exceed 325,000 shares of the Company's common stock without par value.

     The options are of two types: Incentive Stock Options and Nonstatutory Stock Options.

     The purpose of the 1996 Plan is to enable the Company to provide incentives to key employees, directors and consultants of the corporation and its subsidiaries to remain in the employ of the Company, and to attract new employees with outstanding qualifications.

ELIGIBILITY

     Incentive Stock Options may be granted only to employees who may also be officers and directors.

     Directors and consultants who are not employees may only be granted Nonstatutory Stock Options.

     Each optionee is required to enter into a stock option agreement which will specify the rate at which options may be exercised. No option is exercisable after the expiration of ten years from the date it was granted, or after five years from the date it was granted in the case of an employee who owns more than ten percent of the Company's outstanding stock.

     To the extent that any optionee holds options under all plans of the Company exercisable during any calendar year the fair market value of which exceeds $100,000 as of the time of the grant, the excess of such options are treated as Nonstatutory Stock Options.

     Options may not be granted under the 1996 Plan after April 17, 2006.

ADMINISTRATION

     The 1996 Plan is administered by a committee of three members appointed by the Board.

     The Board has appointed the following board members to serve as the committee:

                                          Gerald D. Barrone, Chairman
                                          Nancy Y. Bekavac, Secretary
                                          Joseph J. Kearns

OPTION PRICE AND PAYMENT

     The exercise price of an Incentive Stock Option is not less than the fair market value of the stock on the date of grant, or not less than 110% of the fair market value of the stock in the case of an employee who owns more than ten percent of the Company's outstanding stock.

     The exercise price of a Nonstatutory Stock Option is not less than 85% of the fair market value of the stock on the date of grant.

     The purchase price is payable upon exercise of the options. If the option agreement so provides, the purchase price may be paid in whole or in part by the surrender of shares of the Company or by a promissory note bearing interest at not less than eight percent per annum and with a maturity of not more than five years.

TERMINATION OF EMPLOYMENT

     If the optionee's employment by the Company terminates other than by death or disability, options exercisable at termination may be exercised within three months after termination or retirement.

     If the optionee's employment by the Company terminates because of death or disability, options exercisable at death or disability may be exercised within 12 months after termination of employment.

     Except in the event of death, options are not transferable.

RECAPITALIZATION AND ADJUSTMENTS

     The number of shares covered by outstanding options and the exercise price are proportionately adjusted for any increase or decrease in the number of outstanding shares resulting from a subdivision or consolidation of shares, the payment of a stock dividend or other increase or decrease in the number of outstanding shares effected without receipt of consideration by the Company.

     If the Company is the surviving corporation in a merger or consolidation, the committee is authorized to make appropriate adjustments.

AMENDMENT AND TERMINATION

     The 1996 Plan may be revised, suspended or discontinued by action of the Board; provided, however, that shareholder approval is required for any amendment which increases the number of shares subject to the Plan, or changes the designation of the classes of persons eligible to receive options under the Plan.

FEDERAL INCOME TAX CONSEQUENCES

     Under present law the federal income tax treatment of stock incentives under the 1996 Plan is generally as follows:

     A participant who is granted a stock option will not be subject to federal income tax at the time of grant, and the Company will not be entitled to a tax deduction by reason of such grant. Upon exercise of a Nonstatutory Option, the excess of the share's fair market value on the exercise date over the option price will be considered ordinary income. The Company is entitled to a tax deduction at the same time and in the same amount, provided that the Company complies with the applicable withholding requirements. Upon exercise of an Incentive Stock Option, no taxable income will be recognized by the participant and the Company is not entitled to a tax deduction by reason of such exercise. However, if shares purchased pursuant to the exercise of an Incentive Stock Option are sold within two years from the date of grant or within one year after the transfer of such shares to the participant, then generally the difference between the fair market value of the shares at the date of exercise and the option price will be considered ordinary income, and the Company will be entitled to a tax deduction at the same time and in the same amount. In the event of a sale of shares purchased upon exercise of a Nonstatutory Option, any appreciation above or depreciation below the fair market value at the date of exercise will generally qualify as capital gain or loss. In the event of a sale of shares purchased upon exercise of an Incentive Stock Option, subject to the qualifications stated above, any appreciation above or depreciation below the exercise price will generally qualify as capital gain or loss. If shares purchased upon the exercise of a Nonstatutory Option are transferred to the participant subject to restrictions, then, depending upon the nature of the restrictions, the income realized by the participant and the Company's tax deduction may be deferred and measured by the excess of the fair market value of the shares over the option price at the time the restrictions lapse.

     Individual states and local tax authorities may also tax stock incentives awarded under the 1996 Plan.

     The Company recommends that each optionee obtain professional advice regarding the application of federal, state and local tax laws and regulations.

AVAILABILITY OF 1996 PLAN

     The foregoing description of the 1996 Plan is a resume and does not set forth all of the provisions of the Plan. Any shareholder desiring to receive a complete copy of the 1996 Plan should address a request to that effect to Steven Markheim, Company Secretary, at the office of the Company.

                              SHAREHOLDER APPROVAL

     The affirmative vote of the holders of a majority of the total voting power present in person or by proxy and entitled to vote at the annual meeting will be required to approve the 1996 Plan. Proxies solicited by the Board will be voted in favor of the 1996 Plan unless a different vote is specified.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR SUCH PROPOSAL AND YOUR PROXY WILL BE SO VOTED UNLESS OTHERWISE SPECIFIED.

                    APPROVAL OF THE ELECTRO RENT CORPORATION
                           1996 DIRECTOR OPTION PLAN

     The Electro Rent Corporation 1996 Director Option Plan (the "1996 Director Plan") was adopted by the Board on July 11, 1996.

     The Board ordered that the 1996 Director Plan shall be presented to the vote of the shareholders at the next annual meeting with a recommendation that the shareholders approve the 1996 Director Plan.

                            DESCRIPTION OF THE PLAN

     The purpose of the 1996 Director Plan is to encourage outside directors of the Company to increase their ownership in the Company by electing to defer all or part of their annual retainer in exchange for receiving Nonstatutory Stock Options.

     The 1996 Director Plan provides for the granting of options for not to exceed 25,000 shares of the Company's common stock without par value.

ELIGIBILITY

     Only non-employee directors of the Company are eligible to participate in the 1996 Director Plan.

     Each optionee is required to enter into a stock option agreement which will specify the time and manner in which options may be exercised.

     No option may be exercised before the first anniversary of the date upon which it was granted; provided, however, that any option becomes exercisable upon retirement of the optionee because of age or total and permanent disability, or upon his or her death. No option is exercisable after the expiration of five years from the date upon which it was granted.

     Options granted under the 1996 Director Plan are in addition to and separate from options granted to outside directors under the Electro Rent Corporation 1990 Stock Option Plan.

     Options may not be granted under the 1996 Director Plan after July 10, 2006, ten years from the date of its adoption.

ADMINISTRATION

     The 1996 Director Plan is administered by a committee composed of directors of the Company who are ineligible to participate in the 1996 Director Plan. The following two people are the only members of the Board eligible to serve on the committee, and the Board has appointed them to so serve:

                                          Daniel Greenberg
                                          William Weitzman

PROCEDURE FOR GRANTING OPTIONS

     The Plan Year is the period from June 1 of each calendar year to and including May 31 of the ensuing calendar year.

     On or before the first business day of each Plan Year, each eligible director may notify the Company secretary in writing that he or she has elected irrevocably to defer the payment of one-third, two-thirds or all of his or her annual retainer fee for the Plan Year (currently $14,000). If no such notice is given, the eligible director is deemed to have waived the right to defer any part of his or her annual retainer for the Plan Year.

     Each eligible director who has elected to defer all or part of his or her annual retainer automatically receives nonqualified options as of the first business day of the Plan Year equal to the nearest number of whole shares determined in accordance with the following formula:

 Dollar Amount of Annual Retainer Deferred
- -------------------------------------------
                                             =   Number of
 75% of Fair Market Value on Date of Grant       Shares

     In the event of the death, disability or retirement of the optionee or in the event of a change of control, the options granted as of the first day of the Plan Year are deemed to accrue quarterly in advance on the first days of June, September, December and March during the Plan Year.

OPTION PRICE AND PAYMENT

     The exercise price per share for each option being exercised is twenty-five percent of the fair market value per share on the date the option was granted, payable in cash at the time of exercise.

OPTIONS NON-TRANSFERABLE

     Except in the event of the optionee's death, options are non-transferable and may be exercised only by the optionee.

     In the event of the optionee's death or disability, options which had accrued as of the date of death or disability may be exercised within 12 months after the optionee's death or disability.

     In the event of the Optionee's retirement or termination for any reason other than death or disability, or in the event of a change of control, options which had accrued as of the date of such events may be exercised within three months after the event occurred.

RECAPITALIZATION AND ADJUSTMENTS

     The number of shares covered by outstanding options and the exercise price are proportionately adjusted for any increase or decrease in the number of outstanding shares resulting from a subdivision or consolidation of shares, the payment of a stock dividend or other increase or decrease in the number of outstanding shares effected without receipt of consideration by the Company.

     If the Company is the surviving corporation in a merger or consolidation, the committee is authorized to make appropriate adjustments.

AMENDMENT AND TERMINATION

     The 1996 Director Plan may be revised, suspended or discontinued by action of the Board; provided, however, that shareholder approval is required for any amendment which increases the number of shares subject to the 1996 Director Plan, or changes the designation of the class of persons eligible to receive options under the Plan.

FEDERAL INCOME TAX CONSEQUENCES

     Under present law the federal income tax treatment of stock incentives under the 1996 Director Plan is generally as follows:

     A participant who is granted a nonstatutory stock option will not be subject to federal income tax at the time of grant, and the Company will not be entitled to a tax deduction by reason of such grant. Upon exercise of a nonstatutory option, the excess of the share's fair market value on the exercise date over the option price will be considered ordinary income. The Company is entitled to a tax deduction at the same time and in the same amount, provided that the Company complies with the applicable withholding requirements. In the event of a sale of shares purchased upon exercise of a nonstatutory option, any appreciation above or depreciation below the fair market value at the date of exercise will generally qualify as capital gain or loss.

     Individual states and local tax authorities may also tax stock incentives awarded under the 1996 Director Plan.

     The Company recommends that each optionee obtain professional advice regarding the application of federal, state and local tax laws and regulations.

AVAILABILITY OF 1996 DIRECTOR PLAN

     The foregoing description of the 1996 Director Plan is a resume and does not set forth all of the provisions of the Plan. Any shareholder desiring to receive a complete copy of the 1996 Director Plan should address a request to that effect to Steven Markheim, Company Secretary, at the office of the Company.

                              SHAREHOLDER APPROVAL

     The affirmative vote of the holders of a majority of the total voting power present in person or by proxy and entitled to vote at the annual meeting will be required to approve the 1996 Director Plan. Proxies solicited by the Board will be voted in favor of the 1996 Director Plan unless a different vote is specified.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR SUCH PROPOSAL AND YOUR PROXY WILL BE SO VOTED UNLESS OTHERWISE SPECIFIED.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board on the recommendation of the Audit Committee has appointed Arthur Andersen LLP to audit the books and records of the Company for the fiscal year beginning June 1, 1996.

     Representatives of the firm are expected to be at the meeting to respond to appropriate questions and to make a statement if they wish.

     Notwithstanding the ratification by the shareholders of the appointment of Arthur Andersen LLP, the Board or the Audit Committee may, if the circumstances warrant, appoint other independent public accountants.

     A resolution will be offered at the annual meeting to approve the appointment of Arthur Andersen LLP as the independent public accountants of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR SUCH PROPOSAL AND YOUR PROXY WILL BE SO VOTED UNLESS OTHERWISE SPECIFIED.

                        DATE FOR RECEIPT OF SHAREHOLDER
                         PROPOSALS FOR PRESENTATION AT
                              1997 ANNUAL MEETING

     Any proposal which a shareholder wishes to have presented for consideration at the 1997 annual meeting must be received at the Company's principal office, attention: Steven Markheim, Secretary, no later than May 31, 1997.

                                 OTHER MATTERS

     As of the date of this proxy statement the Board does not intend to present, and has not been informed that any other person intends to present, any other matter for action at this meeting. If any other matter properly comes before the meeting, the holders of the proxies will act in each instance in accordance with their best judgment.

     In addition to the solicitation of proxies by mail, certain employees of the Company, without extra remuneration, may solicit proxies. The Company also will request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and will reimburse such persons for the cost of forwarding the material. The cost of solicitation will be borne by the Company.

     Copies of the 1996 annual report of the Company are being mailed to shareholders. Additional copies and additional information, including the annual report (Form 10-K) filed with the Securities and Exchange Commission may be obtained by any shareholder without charge. Requests should be addressed to the Company's principal office, attention: Steven Markheim, Secretary.

                                          By order of the Board of Directors

                                          Steven Markheim
                                          Secretary

Van Nuys, California
August 23, 1996

ELECTRO                                 PROXY                     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
RENT                                                                              OF DIRECTORS.
CORPORATION                                                       The undersigned hereby appoints Daniel
6060 SEPULVEDA BOULEVARD                                          Greenberg, William Weitzman and Joseph J.
VAN NUYS, CALIFORNIA 91411-2512                                   Kearns as Proxies, each with the power to
                                                                  appoint his substitute, and hereby authorizes
                                                                  them to represent and to vote, as designated
                                                                  below, all the shares of common stock of Electro
                                                                  Rent Corporation held of record by the
                                                                  undersigned on August 9, 1996 at the annual
                                                                  meeting of shareholders to be held on October 3,
                                                                  1996, or any adjournment thereof.
- -------------------------------------------------------------

1. ELECTION OF DIRECTORS                  FOR all nominees listed below                 WITHHOLD AUTHORITY
                                          (except as marked to the                      (to vote for all nominees listed
                                          contrary below)  / /                          below)  / /

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name on the list below.)

                  G. D. Barrone, N. Y. Bekavac, D. Greenberg,
           J. J. Kearns, M. R. Peevey, W. Richeson, Jr., W. Weitzman

2. Proposal to approve the Electro Rent Corporation 1996 Stock Option Plan.

                  / /  FOR      / /  AGAINST      / /  ABSTAIN

3. Proposal to approve the Electro Rent Corporation 1996 Director Option Plan.

                  / /  FOR      / /  AGAINST      / /  ABSTAIN

4. Proposal to approve the appointment of Arthur Andersen LLP as the independent public accountants of the corporation.

                  / /  FOR      / /  AGAINST      / /  ABSTAIN

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for the seven nominees for directors and for proposals 2, 3 and 4.

    PLEASE SIGN EXACTLY AS NAME APPEARS OF RECORD ON YOUR STOCK CERTIFICATES. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN.

                                                        DATED:............, 1996

                                                        ------------------------
                                                               Signature

                                                        ------------------------
                                                           Signature, if held
                                                                jointly

                                                        When signing as
                                                        attorney, as executor,
                                                        administrator, trustee,
                                                        or guardian, please give
                                                        full title as such. If a
                                                        corporation, please sign
                                                        in full corporate name,
                                                        by President or other
                                                        authorized officer. If a
                                                        partnership, please sign
                                                        in partnership name by
                                                        authorized person.

 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.